UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   FLORENCE, RUSSELL V.
   P.O. Box 959
   Salt Lake City, UT  84110
2. Date of Event Requiring Statement (Month/Day/Year)
   March 1, 2001
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   EQUITY OIL COMPANY
   EQTY
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Corporate Secretary
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Equity Oil Company Common Stock            |3,835                 |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
                        |(1)      |         |                       |         |          |             |                           |
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Incentive Stock Option  |Var      |01/03/04 |Equity Oil Company     |4,000    |4.25      |D            |                           |
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Incentive Stock Option  |Var      |02/22/05 |Equity Oil Company     |3,500    |3.63      |D            |                           |
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Incentive Stock Option  |Var      |01/25/06 |Equity Oil Company     |13,000   |5.13      |D            |                           |
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Incentive Stock Option  |Var      |02/05/07 |Equity Oil Company     |7,000    |3.56      |D            |                           |
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Incentive Stock Option  |Var      |01/26/08 |Equity Oil Company     |7,000    |2.50      |D            |                           |
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Incentive Stock Option  |Var      |04/01/09 |Equity Oil Company     |13,600   |1.06      |D            |                           |
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Incentive Stock Option  |Var      |02/09/10 |Equity Oil Company     |8,000    |1.5       |D            |                           |
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Incentive Stock Option  |Var      |01/31/11 |Equity Oil Company     |12,000   |3.63      |D            |                           |
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
Explanation of Responses:
(1) GRANT TO REPORTING PERSON OF OPTIONS TO BUY COMMON STOCK UNDER THE 1993 AND 2000 EQUITY OIL COMPANY INCENTIVE STOCK
OPTION PLANS, RULE 16B-3 PLANS. THE OPTIONS BECOME EXERCISABLE IN 20% ANNUAL INCREMENTS FROM 01/03/94 TO 01/31/06.